Exhibit 10.2

November 1, 2010

Mitchell B. Kleinman

KBW, Inc.

787 7th Avenue

New York, NY 10019

Re: Notice of Non-Extension of Change of Control Agreement (“Notice”)

Dear Mr. Kleinman:

Reference is made to the Amended and Restated Change of Control Agreement (the “Agreement”), entered into by and between you and KBW, Inc., a Delaware corporation (the “Company”), dated as of December 31, 2008. All capitalized terms used herein and not otherwise defined shall have the definitions used in the Agreement.

Under Section 1(b) of the Agreement, on each anniversary of the date of the Agreement (the “Renewal Date”), the term of the Agreement automatically extends to terminate on the third anniversary of such Renewal Date unless, at least 60 days prior to the Renewal Date, the Company delivers notice to you stating that it elects not to extend the Change of Control Period. Under the Agreement, the next Renewal Date will be December 31, 2010 (the “Upcoming Renewal Date”).

This letter constitutes Notice to you, delivered in accordance with Section 1(b) and Section 11 of the Agreement, that the Change of Control Period shall not be extended and, accordingly, the term of the Agreement will be scheduled to expire on December 31, 2012, subject to earlier termination in accordance with the terms of the Agreement.

Please execute this letter to acknowledge your receipt of this notice and return one such executed original copy to the Company.

Sincerely,

KBW, Inc.

By:	/s/ Robert Giambrone
Name: Robert Giambrone
Title: EVP, Chief Financial & Administrative Officer

I hereby acknowledge receipt of this Notice, properly delivered to me.

/s/ Mitchell B. Kleinman
Mitchell B. Kleinman